Exhibit 5.1

[COHNE, RAPPAPORT & SEGAL, P.C. LETTERHEAD]

June 28, 2010

Bio-Path Holdings, Inc.
3292 Harrison Boulevard, Suite 220
Ogden, UT 84403

Gentlemen:

You have requested our opinion, as special counsel for Bio-Path Holdings, Inc., a Utah corporation (the “Company”), and we are furnishing this opinion of counsel, in connection with the Company’s Registration Statement on Form S-1, SEC File No. 333-167600,  (including the prospectus which is a part thereof, the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on June 17, 2010.

The Registration Statement covers the resale by Lincoln Park Capital Fund, LLC (“LPC”) of up to (i) 6,149,798  shares (the “Purchase Shares”) of common stock of the Company, $0.001 par value per share (the “Common Stock”), issuable from time to time by the Company to LPC pursuant to that certain Purchase Agreement by and between the Company and LPC, dated as of June 2, 2010 (the “Purchase Agreement”); (ii) 566,801  shares of the Common Stock issued by the Company to LPC as an initial commitment fee  (the “Initial Commitment Shares”) pursuant to the Purchase Agreement; and (iii) 283,401 shares of the Common Stock issuable by the Company to LPC as additional commitment fees to LPC (the “Additional Commitment Shares”) pursuant to the Purchase Agreement for an aggregate of 7,000,000 shares of the Common Stock.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed, including, without limitation, the following: (i) the Company’s Articles of Incorporation, as amended through the date hereof, as certified as of the date hereof by the Secretary of the Company; (ii) the Company’s Bylaws, as amended through the date hereof, as certified as of the date hereof by the Secretary of the Company; (iii) the Purchase Agreement; (iv) that certain Registration Rights Agreement by and between the Company and LPC, dated as of June 2, 2010; and (v) the Registration Statement.

In addition, we have made such investigations of law as we have deemed necessary or appropriate to form a basis for the opinion set forth herein.

In our examination of the foregoing, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (ii) the legal capacity and authority of all persons or entities executing all agreements, instruments and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company employs other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel. We did not participate in the preparation of the Registration Statement or any part thereof except for this Opinion.

Based upon and in reliance on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that (i) the Initial Commitment Shares are validly issued, fully paid and nonassessable; and (ii) the Purchase Shares and Additional Commitment Shares, when issued and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

No opinion is expressed herein as to any laws other than the state of Utah. This opinion opines upon Utah law including the statutory provisions, all applicable provisions of the Utah Constitution and reported judicial decisions interpreting those laws.   This opinion letter deals only with the specified legal issues expressly addressed herein and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.  This opinion letter is rendered solely to you as of the date hereof in connection with the registration of the Purchase Shares, Initial Commitment Shares and Additional Commitment Shares for resale by LPC under the Registration Statement. This opinion letter speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change in the circumstances or the law that may bear on the matters set forth herein after the date hereof, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, the use of our name under the caption “Legal Matters” and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

COHNE, RAPPAPORT & SEGAL, P.C.

/s/ A.O. Headman, Jr.